Exhibit 5.2

December 4, 2012

Huntsman International LLC

500 Huntsman Way

Salt Lake City, Utah  84108

Ladies and Gentlemen:

We have acted as special counsel for (a) Huntsman Ethyleaneamines LLC, a Texas limited liability company, (b) Huntsman Fuels LLC, a Texas limited liability company, (c) Huntsman International Fuels LLC, a Texas limited liability company, and (d) Huntsman Propylene Oxide LLC, a Texas limited liability company (together, the “Designated Guarantors”), with respect to the filing of the Registration Statement on Form S-4 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) by Huntsman International LLC, a Delaware limited liability company (the “Company”) and certain subsidiaries of the Company (including the Designated Guarantors) listed in the Registration Statement as guarantors (the “Guarantors”) in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”) of (i) the offer and exchange by the Company (the “Exchange Offer”) of $400,000,000 aggregate principal amount of its 4.875% Senior Notes due 2020 (the “Initial Notes”) for new series of notes bearing substantially identical terms and in like principal amount as each of the Initial Notes (the “Exchange Notes”), and (ii) the related guarantees (the “Guarantees”) of the Guarantors of the Exchange Notes.

The Initial Notes were issued, and the related Exchange Notes will be issued, under an Indenture dated as of November 19, 2012 among the Company, the Guarantors party thereto and Wells Fargo Bank, National Association, as Trustee (the “Indenture”).

We have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, (ii) the Indenture, (iii) the Guarantees and (iv) such other corporate records, certificates, statutes and other instruments and documents as we have considered necessary or appropriate for purposes of the opinions hereafter expressed. In connection with this opinion, we have assumed that the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective and the Exchange Notes will be issued and sold in compliance with applicable federal and state securities laws and in the manner described in the Registration Statement.  We have further assumed that the Exchange Offer will be conducted on such terms and conditions as are set forth in the prospectus contained in the Registration Statement to which this opinion is filed as an exhibit.

Vinson & Elkins LLP Attorneys at Law Abu Dhabi Austin Beijing Dallas Dubai Hong Kong Houston London Moscow New York Palo Alto Riyadh San Francisco Shanghai Tokyo Washington	1001 Fannin Street, Suite 2500 Houston, TX 77002-6760 Tel +1.713.758.2222 Fax +1.713.758.2346 www.velaw.com

Based on the foregoing and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that when the Exchange Notes are executed and authenticated in the manner required by the Indenture and issued and delivered as contemplated in the Registration Statement, each Guarantee will remain the valid and binding obligation of each of the Designated Guarantors, enforceable against each of the Designated Guarantors in accordance with its terms, subject in each case to bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium and similar laws relating to or affecting creditors’ rights and to general equitable principles (whether considered in a proceeding in equity or at law).

We express no opinion concerning (i) the validity or enforceability of any provisions contained in the Indenture or the Guarantees that purport to waive or not give effect to rights to notices, defenses, subrogation or other rights or benefits that cannot be effectively waived or rendered ineffective under applicable law or (ii) the enforceability of indemnification or contribution provisions to the extent they purport to relate to liabilities resulting from or based upon negligence or any violation of federal or state securities or blue sky laws.

We are members of the bar of the States of New York and Texas. The opinions expressed herein are limited exclusively to the laws of the States of New York and Texas and we express no opinion as to the effect of the laws of any other jurisdiction, domestic or foreign.

Stoel Rives LLP is authorized to rely upon the foregoing opinion in its capacity as legal counsel to the Company and in connection with the rendering of its opinion to the Company dated the date hereof as fully as if this opinion were addressed to it.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our firm name in the prospectus forming a part of the Registration Statement under the caption “Legal Matters.” By giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulation of the Commission issued thereunder.

Very truly yours,

/s/ Vinson & Elkins L.L.P.

Vinson & Elkins L.L.P.